Exhibit 99.1

RealD Inc. Announces $50 Million Stock Repurchase Program

and Enters Into New $125 Million Credit Agreement

LOS ANGELES (April 20, 2012) - RealD Inc. (NYSE: RLD) today announced that its Board of Directors has authorized the repurchase of up to $50 million of RealD’s common stock.

“The repurchase authorization demonstrates our confidence in RealD’s future and our commitment to maximizing shareholder value,” said Michael V. Lewis,  Chairman and Chief Executive Officer of RealD.   “Our new $125 million credit facility, further bolstered by our expectation that RealD’s business will generate strong cash flows during the current fiscal year, will allow us to capitalize on opportunities to repurchase shares.”

As of April 19, 2012, the Company had approximately $30 million in cash and cash equivalents and unused borrowing capacity was approximately $100 million.  The Company has approximately 54.6 million shares of common stock outstanding.

The number of shares to be repurchased and the timing of any potential repurchases will depend on factors such as the Company’s stock price, economic and market conditions, alternative uses of capital, and corporate and regulatory requirements.  The Company’s insider trading period restrictions require that the window for potential stock repurchases remains closed prior to the announcement of RealD’s financial and operating results for the fourth quarter and fiscal year ended March 23, 2012.  In the future, repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when RealD might otherwise be precluded from doing so under insider trading laws, and a variety of other methods, including open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, or by any combination of such methods.  The repurchase program may be suspended or discontinued at any time.

Establishment of New $125 Million Credit Agreement

The Company also announced that it has entered into a new $125 million credit agreement.  The facility replaces RealD’s existing credit agreement, which had been most recently amended on December 6, 2011.

The new $125 million credit agreement is comprised of a $75 million revolving credit facility and a $50 million delayed-draw term loan facility.  Additional details regarding the new credit agreement are set forth in a Current Report on Form 8-K the Company expects to file with the Securities and Exchange Commission after the close of the financial markets on April 20, 2012.

City National Bank served as Administrative Agent for the new facility.

Cautionary note on forward-looking statements

This press release contains forward-looking information and statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about future operations and cash flow, and whether or the magnitude and manner in which we make stock repurchases. These statements identify prospective information and include words such as “demonstrates,” “expectation,” “will generate,” “allow us to,” “to be,” “may be,” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control.  The Company’s Quarterly Report on Form 10-Q for the three months ended December 23, 2011 and other documents filed with the SEC include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; and Tokyo, Japan. For more information, please visit our website at www.reald.com.

© 2012 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Erik Randerson, CFA

424-702-4317

eranderson@reald.com

Media Contact:

Rick Heineman

310-385-4020

rheineman@reald.com